SOLPOWER CORPORATION

                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

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FULLY DILUTED                     QUARTER ENDED   QUARTER ENDED    YEAR ENDED      YEAR ENDED
                                  JUNE 30, 1998   JUNE 30, 1997  MARCH 31, 1998  MARCH 31, 1997
                                  -------------   -------------  --------------  --------------
Common Shares outstanding
Beginning of year                  17,391,560       9,231,560       9,231,560       3,557,500

Effect of weighting shares:
  Stock Options                             0               0         590,909               0

Issuance of Common Stock            6,000,000       4,160,000       5,160,000       3,550,000

Reverse Split                               0               0               0      (2,845,940)
                                  -----------     -----------     -----------      ----------
Weighted average number of
Common Shares and Common
Share equivalents Outstanding      17,891,562      10,271,560      14,982,469       4,261,560
                                  ===========     ===========     ===========      ==========

Net Income (Loss) available
for common Stock                  $ 1,218,840     $   (59,196)    $ 1,411,928      $ (976,764)
                                  ===========     ===========     ===========      ==========

Earnings per Common and
Common Equivalent Share           $      0.07     $    (0.006)    $      0.09      $    (0.23)
                                  ===========     ===========     ===========      ==========
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